FOR IMMEDIATE RELEASE

Michael J. Merriman Elected to Nordson Board of Directors

WESTLAKE, Ohio – August 19, 2008 – The Directors of Nordson Corporation (Nasdaq: NDSN) have elected a new member to the company’s Board: Michael J. Merriman, Operating Advisor at Resilience Capital Partners LLC, a private equity firm based in Cleveland, Ohio.

“We are pleased to welcome Mike to the company’s Board of Directors,” said Edward P. Campbell, Nordson’s Chairman, President and Chief Executive Officer. “Mike is a talented director and seasoned executive who brings to Nordson financial acumen and product development expertise that has driven profitable growth at several companies in a variety of industries. I am confident that his leadership and skill set will prove valuable to Nordson and its shareholders.”

Merriman’s appointment brings the total number of Nordson Directors to 11.

Prior to joining Resilience Capital Partners earlier this year, Merriman, 52, served as President and Chief Executive Officer of Lamson & Sessions (NYSE: LMS), a leading provider of products and services for the electrical, telecommunications, consumer, power and waste water markets. Merriman’s career also includes positions as Chief Financial Officer at American Greetings Corporation, nine years as Chief Executive Officer of Royal Appliance Mfg. Co./Dirt Devil Inc. until its sale in 2003, and Partner at Arthur Andersen & Co.

Merriman is a Certified Public Accountant and holds a B.S. in Business Administration from John Carroll University. He serves on the boards of American Greetings Corporation, OMNOVA Solutions Inc. and RC2 Corporation. Merriman is also on the boards of John Carroll University, Boys Hope Girls Hope, and Students in Free Enterprise (SIFE), where he was past national chairman.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has more than 4,100 employees worldwide, and direct operations and sales support offices in 34 countries.

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Media Contact:
James R. Jaye, Director, Corporate Communications
(440) 414-5639 jjaye@nordson.com